Exhibit 4.5

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH (AND ANY PAYMENT HEREON IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DEUTSCHE BANK AG, LONDON BRANCH OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

HONEYWELL INTERNATIONAL INC.

4.125% Senior Note Due 2034

REGISTERED No.

Registered CUSIP: 438516CG9                                                                                                                                   €

Registered ISIN: XS2551903425

Common Code No.: 255190342

HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture described herein), for value received, hereby promises to pay to BT GLOBENET NOMINEES LIMITED or its registered assigns, the principal sum of                  EUROS (€                 ) on November 2, 2034 (the “Maturity Date”), and to pay interest on said principal sum annually in arrears on November 2 of each year, commencing November 2, 2023 (each such date on which the Company is required to pay interest being referred to herein as an “Interest Payment Date”), at the rate of 4.125% per annum from November 2, 2022, or from the most recent date in respect of which interest has been paid or duly provided for, until payment of said principal sum has been made or duly provided for.

Interest payable on any Interest Payment Date, Redemption Date (as defined below) or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of this Note, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the

case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but no additional interest will accrue as a result of the delay in payment. If the Maturity Date or any Redemption Date falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. The rights of holders of beneficial interests of Notes (as defined below) to receive the payments of interest on such Notes are subject to the applicable procedures of Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank, SA/NV (“Euroclear”).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date or, if the Notes are represented by one or more Global Securities, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding such Interest Payment Date (each being referred to herein as a “Regular Record Date”); provided, however, that interest payable on the Maturity Date or any Redemption Date shall be payable to the person to whom the principal shall be payable. As used herein, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The payments of interest, principal and premium, if any, will be made at the office or agency of the Company maintained for that purpose in London, England, which shall initially be Deutsche Bank Trust Company Americas; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided further, that all payments of interest, principal and premium, if any, with respect to the Notes of this series represented by one or more Global Securities deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear shall be made through the facilities of the common depositary.

All payments of interest, principal and premium, if any, will be made in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payments in respect of the Notes so made in U.S. dollars will not constitute an event of default under the terms of this Note or the Indenture.

Initially, Deutsche Bank Trust Company Americas will be the Paying Agent and the Registrar (the “Note Registrar”) for this Note. The Company reserves the rights at any time to remove any Paying Agent or Note Registrar without notice, to appoint additional or other Paying Agents and other Note Registrars without notice and to approve any change in the office through which any Paying Agent or Note Registrar acts; provided, however, that there will at all times be a Paying Agent in London.

This Note is one of the duly authorized series (the “Series”) of debt securities of the Company (hereinafter called the “Securities”), issued and to be issued under an indenture dated March 1, 2007, as supplemented by the First Supplemental Indenture dated as of October 27, 2017, the Second Supplemental Indenture dated as of March 10, 2020 and the Third Supplemental Indenture dated as of October 22, 2021 (collectively, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations and duties of the Company, the Trustee and the Paying Agent for this Note, and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Securities designated as 4.125% Senior Notes Due 2034 (herein called the “Notes”), initially limited in aggregate principal amount to €1,000,000,000.

Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned thereto in the Indenture.

The Company may, without the consent of the Holders of the Notes, reopen this Series of Notes and issue additional Notes on separate dates, which shall form a single series and shall have the same terms.

The Notes will be redeemable, in whole or in part, at any time prior to August 2, 2034 (the date that is three months prior to the Maturity Date), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption (the “Redemption Date”) on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 35 basis points, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption. The Company will calculate the redemption price.

At any time on or after August 2, 2034 (the date that is three months prior to the Maturity Date), the Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such Redemption Date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Comparable Government Bond Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of (i) BNP Paribas, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC and UniCredit Bank AG or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), the Company shall substitute therefor another Primary Dealer and (ii) three other Primary Dealers selected by the Company.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Government Bond Dealer at 11:00 a.m., Brussels time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. If the Company elects to redeem fewer than all the Notes, the trustee will select the particular Notes to be redeemed by such method that the trustee deems fair and appropriate; provided that if the Notes are represented by one or more Global Securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no Notes of a principal amount of €100,000 or less will be redeemed in part.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, which will be set forth in the related notice of redemption, including, but not limited to, completion of an offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Company’s discretion, the Redemption Date may be delayed until such time (provided, however, that any Redemption Date will not be more than 60 days after the date of the notice of redemption) as any or all such conditions will be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

If any such condition precedent has not been satisfied, the Company will provide written notice to the Trustee prior to the close of business one business day prior to the Redemption Date. Upon receipt of such notice, the notice of redemption will be rescinded or delayed, and the redemption of the notes will be rescinded or delayed as provided in such notice. Upon receipt, the Trustee will provide such notice to each holder in the same manner in which the notice of redemption was given

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

On or before a Redemption Date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. This Note will not be subject to any sinking fund.

Subject to the exceptions and limitations set forth below, the Company will pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal, premium and interest with respect to the Notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1.

to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.

being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.

being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of the Company; or

e.

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.

to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

6.

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.

to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.

any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9.	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

10.	any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

11.	in the case of any combination of items (1) through (10).

Except as specifically provided above, the Company will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this Note to any payment on the Notes include the related payment of additional amounts, as applicable.

The term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after October 28, 2022, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes of this series on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

If an Event of Default with respect to the Note shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected thereby (voting as a class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series to be affected at the time Outstanding, on behalf of the Holders of all Securities of each such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Except as provided below in the case of a defeasance, no reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Under the terms of the Indenture, the Company may satisfy and discharge its obligations with respect to the Notes by depositing in trust for the Holders of the Outstanding Notes an amount in cash or the equivalent in securities of the government which issued the currency in which the Notes are denominated or government agencies backed by the full faith and credit of such government sufficient to pay and discharge the entire indebtedness on the Notes for principal of and premium, if any, and interest then due or to become due to the Stated Maturity of the principal of the Notes (a “defeasance”). In such event, a Company will be released and discharged from its obligations to pay interest on the Notes and to pay the principal thereof at its Maturity.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Note Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in London duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes in registered form, of authorized denominations and for the same aggregate principal amount, will be issued in the name or names of the designated transferee or transferees and delivered at the office of the Note Registrar in London, or mailed, at the request, risk and expense of such transferee or transferees, to the address or addresses shown in the Note Register for such transferee or transferees.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, the Note Registrar and any agent of the Company, the Trustee or the Note Registrar may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee, the Note Registrar nor any such agent shall be affected by notice to the contrary.

This Note is issuable only in fully registered form, without coupons, in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

No service charge will be made for a transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

This Note (the “Global Note”) is a Global Security as referred to in the Indenture and is not exchangeable for one or more certificated Notes; provided, however, that if at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or any other applicable statute or regulation, the Company shall appoint a successor Depository. If a successor Depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Trustee or its agent, upon receipt of a Corporation Order for the authentication and delivery of individual Notes of this series in exchange for this Global Note, will authenticate and deliver, individual Notes of this series in an aggregate principal amount equal to the principal amount of this Global Note in exchange for this Global Note.

In addition, the Company may at any time and in its sole discretion determine that the Notes represented by this Global Note shall no longer be represented by this Global Note. In such event the Company will execute, and the Trustee or its agent, upon receipt of a Corporation Order for the authentication and delivery of individual Notes of this series in exchange for this Global Note, will authenticate and deliver, individual Notes of this series in an aggregate principal amount equal to the principal amount of this Global Note in exchange for this Global Note.

This Note and all the obligations of the Company hereunder are direct, senior unsecured and unsubordinated obligations of the Company and rank pari passu with all other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, HONEYWELL INTERNATIONAL INC. has caused this Note to be manually executed under its corporate seal.

Dated: November 2, 2022

[Seal]	HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

[Signature Page – Global Note]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM–as tenants in common

UNIF GIFT MIN ACT–                                                                                      Custodian

Under Uniform Gifts to Minors Act

TEN ENT–as tenants by the entireties

JT TEN–as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

FOR THE VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please Insert Social Security or Other

Identifying Number of Assignee:

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE OF ASSIGNEE:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                      attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement, or any change whatever.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose

Dated: November 2, 2022	CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, as Trustee

By: Deutsche Bank National Trust Company

By:
Name:
Title:

[Signature Page – Global Note]